Exhibit 10.35

FANNIE MAE

RESTRICTED STOCK UNITS AWARD

Award Document

This grant of units of Restricted Stock from Fannie Mae (the “Award”) is made to you as an Eligible Employee (the “Awardee”) effective as of the date of grant set forth in the grant detail available for you to view on the UBS website.

1. Grant of Units. Pursuant to the provisions of the Fannie Mae Stock Compensation Plan of 2003 (the “Plan”), Fannie Mae hereby grants to the Awardee, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth in this Award Document, restricted units (the “Restricted Stock units”) relating to the Common Stock of Fannie Mae as set forth in the grant detail found on “Restricted” page under the “Grants/Awards/Units” tab on the UBS website. Each unit represented by this Award represents the unfunded and unsecured contractual right to the future delivery of one share of Common Stock, subject to the restrictions herein and in the Plan.

2. Definitions. Unless provided otherwise herein, all defined terms are written with initial capital letters and shall have the meaning stated in the Plan.

3. Terms and Conditions. By accepting the Award, the Awardee agrees that the Award evidenced by the Award Document is subject to the following terms and conditions:

(a) Pre-Vesting Limitations. The Restricted Stock units and the right to receive payments from Fannie Mae in lieu of dividends or other distributions with respect to the Common Stock represented by the units may not, except in accordance with Plan provisions, be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise disposed of or encumbered, either voluntarily or involuntarily. Restrictions shall lapse in accordance with the vesting schedule set forth in the grant detail or, if earlier, upon the Awardee’s Retirement, Early Retirement, Total Disability or death or at such earlier time and in such circumstances, if any, as may be determined under the Plan (including, without limitation, pursuant to Section 4.2(d) of the Plan if applicable). Notwithstanding the foregoing, restrictions shall not lapse upon the Awardee’s Retirement or Early Retirement if the Committee determines that the Awardee’s termination of employment is “For Cause.” For the purpose of this Award, “For Cause” is defined in Section 5 below.

(b) Treatment of Restricted Stock Units Upon Termination of Employment. Unless otherwise provided by the Committee, the Awardee’s rights under the Restricted Stock units as to which the restrictions have not lapsed in accordance with the provisions hereof, including without limitation the right to the future delivery of shares of Common Stock, shall be immediately forfeited upon the termination of employment of the Awardee without payment of any consideration by Fannie Mae and without any consent or other action by the Awardee, and all rights of Awardee with respect to such Restricted Stock units shall thereupon cease.

(c) Delivery of Shares; Shareholder Rights. As soon as practicable following the vesting of a Restricted Stock unit, Fannie Mae will cause one share of Common Stock to be transferred to the Awardee (or, in the event of the Awardee’s death, except, as otherwise provided within the Plan, to the Awardee’s estate). Notwithstanding the foregoing, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Internal Revenue Code, any Restricted Stock units that vest by reason of the Awardee’s termination of employment due to the Awardee’s Retirement or Early Retirement will be paid no earlier than six months and one day following the Awardee’s Retirement or Early Retirement. Until such time as such share of Common Stock is transferred to the Awardee, the Awardee shall not be treated as a shareholder with respect thereto and shall have no rights to related dividends or other distributions, or voting rights; provided, that during such periods, prior to the actual delivery of shares of Common Stock, as the Awardee holds units hereunder, the Awardee shall be entitled to receive payments from Fannie Mae in lieu of the regular cash dividends that would have been payable had such units been actual shares of Common Stock owned by the Awardee. Any such payments in lieu of cash dividends from Fannie Mae shall be taxable as additional compensation to the Awardee. If there is a stock split, stock dividend or similar change affecting the Common Stock, Fannie Mae shall appropriately adjust the outstanding units of Restricted Stock to reflect such change.

(d) Payment of Taxes. This Award and Fannie Mae’s obligation to deliver shares of Common Stock upon the vesting of this Award are conditioned upon the prompt and timely payment by the Awardee to Fannie Mae of any and all taxes required to be withheld by Fannie Mae with respect to the vesting of the Award or the delivery of shares of Common Stock hereunder. The Awardee shall pay such taxes as follows: (i) if the withholding obligation arises in connection with the delivery of shares of Common Stock, by electing to have a portion of such shares with a value equal to the required withholding held back by Fannie Mae; or (ii) by the delivery of a check in form satisfactory to the plan administrator, or (iii) by wire transfer.

(e) Award Confers No Rights with Respect to Continuance of Employment. This Award shall not confer upon the Awardee any right with respect to continued employment by Fannie Mae, nor shall it interfere in any way with the right of Fannie Mae to terminate the Awardee’s employment at any time.

(f) Compliance with Law and Regulations. This Award and the obligation of Fannie Mae to deliver shares hereunder shall be subject to applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.

4. Awardee Bound by Plan and Administrator’s Records. Awardee is bound by all the terms and provisions of the Plan and the records of the Plan’s administrator (including any third-party recordkeeper). In the event of a conflict between the Award Document and the terms of the Plan or the records of the Plan’s administrator, the terms of the Plan and records of the Plan’s administrator shall control.

5. Definition of “For Cause”. “For Cause” means Fannie Mae determines that the Awardee has:

(a) materially harmed Fannie Mae by, in connection with the Awardee’s performance of the Awardee’s duties for Fannie Mae, engaging in dishonest or fraudulent actions or willful misconduct, or performing the Awardee’s duties in a grossly negligent manner, or

(b) been convicted of, or pleaded nolo contendere with respect to, a felony.

The Awardee will not be deemed to have been terminated For Cause following an event described in (a) above unless Fannie Mae has provided (i) reasonable notice to the Awardee setting forth Fannie Mae’s intention to terminate For Cause, (ii) where remedial action is appropriate and feasible, a reasonable opportunity for such action, (iii) an opportunity for the Awardee, together with the Awardee’s counsel, to be heard before the Compensation Committee of the Board of Directors or its delegate, and (iv) the Awardee with a notice of termination stating that the Awardee was guilty of the conduct set forth in (a) above and specifying the particulars thereof in detail. No act or failure to act by the Awardee will be considered “willful” unless it is done, or omitted to be done, by the Awardee in bad faith or without reasonable belief that the Awardee’s action or omission was in the best interests of Fannie Mae.